                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                       Capital One Financial Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[_] Fee paid previously with preliminary materials.

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

                                     LOGO

                       CAPITAL ONE FINANCIAL CORPORATION
                     2980 FAIRVIEW PARK DRIVE, SUITE 1300
                       FALLS CHURCH, VIRGINIA 22042-4525

                     NOTICE OF ANNUAL STOCKHOLDER MEETING

                           TO BE HELD APRIL 23, 1998

Dear Stockholder:

  It is our pleasure to invite you to the annual stockholder meeting of Capital One Financial Corporation ("Capital One"). The meeting will be held at 10:00 a.m. on Thursday, April 23, 1998 at the Fairview Park Marriott Hotel, 3111 Fairview Park Drive, Falls Church, Virginia 22042-4525.

  At our annual meeting you will be asked to:

    .  Elect two directors;

    . Approve an increase in the number of shares authorized for issuance under the company's 1994 Stock Incentive Plan;

    . Approve the appointment of Ernst & Young LLP as independent auditors for 1998; and

    .  Conduct any other business properly brought before the meeting.

  We will discuss the company's business and financial results of 1997 and answer any questions you may have. We have also enclosed the 1997 Annual Report, including financial statements.

  If you were a stockholder of record at the close of business on February 27, 1998, you are entitled to vote at the annual meeting.

  Your vote is important. PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. This way your shares will be voted even if you are unable to attend the meeting. If you later attend the meeting and prefer to vote in person or change your proxy vote, you may do so. We look forward to seeing you at the meeting.

                                          By Order of the Board of Directors,

                                          LOGO
                                          John G. Finneran, Jr.
                                          Corporate Secretary

March 13, 1998

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
VOTING MATTERS AND PROCEDURES.............................................   1
  Attendance at the Meeting...............................................   1
  Request/Solicitation of Vote............................................   1
  Who is Entitled to Vote?................................................   1
  Stockholder List........................................................   1
  Quorum Requirement......................................................   1
  How Do You Vote?........................................................   2
  Vote Tally and Vote Necessary for Approval..............................   2
  Broker Nonvotes.........................................................   2
INFORMATION ABOUT CAPITAL ONE'S COMMON STOCK OWNERSHIP....................   3
  Certain Beneficial Owners...............................................   3
  Directors and Named Executive Officers..................................   4
  Section 16(a) Beneficial Ownership Reporting Compliance.................   4
INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS....................   5
  Introductions...........................................................   5
  Board Meetings..........................................................   8
  Committee Meetings......................................................   8
  Compensation of the Board...............................................   8
  Related Party Transactions with Directors...............................   9
COMPENSATION OF EXECUTIVE OFFICERS........................................  10
  Summary Compensation Table..............................................  10
  Option Grant Table......................................................  11
  Option Exercise and Option Value Table..................................  12
  Company Arrangements with Executive Officers............................  13
  Pension Plans...........................................................  13
  Performance Graph.......................................................  15
REPORT ON EXECUTIVE COMPENSATION FROM THE COMPENSATION COMMITTEE..........  16
  Compensation Philosophy.................................................  16
  Methodology for Determining Compensation................................  16
  Components of the Executive Compensation Program........................  17
  Compensation of the Chief Executive Officer and the President and Chief
   Operating Officer......................................................  19
  Deductibility of Compensation Expenses..................................  20
ELECTION OF DIRECTORS.....................................................  21
APPROVAL OF AMENDMENT TO THE 1994 STOCK INCENTIVE PLAN....................  22
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS.........................  25
OTHER BUSINESS............................................................  26
ANNUAL REPORT TO STOCKHOLDERS.............................................  26
STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING.............................  26
APPENDIX I................................................................  27

                                     LOGO

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS
                                APRIL 23, 1998

                               ----------------
                         VOTING MATTERS AND PROCEDURES

ATTENDANCE AT THE MEETING

  The are no restrictions on who may attend the meeting or any formal requirements to attend the meeting. The members of the Board of Directors and senior management of the company, as well as representatives of Ernst & Young LLP, will attend the meeting.

REQUEST/SOLICITATION OF VOTE

  This proxy statement and the proxy card are being mailed on or about March 18, 1998. The Board of Directors of the company is requesting your vote for the matters presented in this proxy. The cost of preparing, assembling and mailing the proxy card, this proxy statement, and other enclosed materials, and all clerical and other expenses of solicitations will be at the expense of Capital One. We have retained Georgeson & Company Inc. to assist us in the solicitation of proxies for an aggregate fee of $7,000, plus reasonable out-of-pocket expenses.

WHO IS ENTITLED TO VOTE?

  All holders of the company's common stock of record at the close of business on February 27, 1998 are entitled to vote. All stockholders are entitled to one vote for each share held for all matters submitted for a vote at the meeting. Cumulative voting for the election of directors is not permitted. On February 27, 1998, there were 65,453,614 shares of the company's common stock outstanding.

STOCKHOLDER LIST

  We will make a list of stockholders available at the annual meeting and, for ten days prior to the meeting, at our Northern Virginia offices located at 2980 Fairview Park Drive, Suite 1300, Falls Church, Virginia 22042-4525.

QUORUM REQUIREMENT

  A quorum of stockholders is necessary to transact business at the annual meeting. A quorum exists if the holders of a majority of the shares entitled to vote are present in person or represented by proxy, including proxies on which abstentions (withholding authority to vote) or a broker nonvote is indicated.

HOW DO YOU VOTE?

  You can vote by either:

    .  Signing and returning the enclosed proxy card; or

    .  Casting your vote in person at the annual meeting.

  If you vote by signing the proxy card, the individuals identified on the card will vote your shares as you designate.

  If you return a duly executed proxy card but do not specify a choice, your shares will be voted in favor of Items 1-3 on the proxy card and at the discretion of the proxyholders for any other matters properly submitted to a vote at the meeting.

  If you vote by proxy, you may revoke your proxy at any time prior to the final tallying of votes by delivering a written notice to the Corporate Secretary of the company at the address on the front page of this proxy statement, by executing and delivering a later-dated proxy or by attending the meeting and voting in person.

VOTE TALLY AND VOTE NECESSARY FOR APPROVAL

  Votes will be tabulated by the Inspector of Elections. The Board of Directors has appointed representatives of First Chicago Trust Company of New York, the company's stock transfer agent, as the Inspector of Elections.

  Item 1 on the proxy card requests your vote for the two directors who are up for reelection this year. You may cast or withhold your vote for each of the nominees. Directors are elected by a plurality of votes cast, meaning that the director nominees that receive the most votes shall be elected.

  Item 2, the approval of an increase in the number of shares authorized for issuance under the 1994 Stock Incentive Plan, and Item 3, the approval of the appointment of Ernst & Young LLP as independent auditors for 1998, will be approved if the holders of a majority of the shares present in person or represented by proxy vote in favor of the matter. Consequently, abstentions have the same legal effect as a vote "against" the matter. Broker nonvote shares will not be counted as shares entitled to vote on a particular matter and, therefore, will have no affect on the outcome of the vote.

BROKER NONVOTES

  A "broker nonvote" occurs only if you hold shares in the name of a broker and the broker does not vote on a particular matter due to the absence of discretionary voting authority. This situation is a result of a New York Stock Exchange rule that prohibits brokers from voting shares held for their customers on certain matters without specific written instructions from their customers. However, for Items 1-3 presented at this meeting, if you hold shares through a broker, the broker is authorized to vote your shares without any specific instruction from you.

            INFORMATION ABOUT CAPITAL ONE'S COMMON STOCK OWNERSHIP

CERTAIN BENEFICIAL OWNERS

  The following table lists stockholders that are known to the company to own beneficially more than 5% of Capital One's common stock.

                                                  AMOUNT AND NATURE
                                                    OF BENEFICIAL   PERCENT OF
                  NAME AND ADDRESS                  OWNERSHIP(1)     CLASS(2)
                  ----------------                ----------------- ----------
   Capital Research and Management Company(3)....     5,795,000        8.85%
   The Capital Group Companies, Inc.(3)..........     7,649,600       11.69
    333 South Hope Street
    Los Angeles, California 90071
   Neuberger & Berman LLC(4).....................     6,652,913       10.16
   Neuberger & Berman Management Inc.(4).........     6,652,913       10.16
   Neuberger & Berman Guardian Portfolio(4)......     4,445,000        6.79
    605 Third Avenue
    New York, New York 10158-3698

--------
(1) Beneficial ownership is a term broadly defined under Securities and Exchange Commission ("SEC") rules and regulations. The information contained in this table is based on Schedule 13G reports filed with the SEC and the ownership interest indicated is current as of December 31, 1997. The beneficial owners report that they hold shares for themselves and/or their affiliates, advisory clients and investors. Each beneficial owner has certified in the SEC reports that the shares of common stock were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the company and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(2) All percentage calculations are based on the number of shares of common stock issued and outstanding on February 27, 1998, which was 65,453,614.

(3) The Capital Group Companies, Inc. is the parent company of a group of investment management companies that hold investment power and, in some cases, voting power over these securities. Capital Research and Management Company, an investment adviser and a wholly-owned subsidiary of The Capital Group Companies, Inc., beneficially owns 5,795,000 shares of Capital One's common stock. The remaining shares reported as being beneficially owned by The Capital Group Companies, Inc. are beneficially owned by its other subsidiaries. Both The Capital Group Companies, Inc. and Capital Research and Management Company disclaim beneficial ownership of these shares.

(4) Both Neuberger & Berman LLC and Neuberger & Berman Management, Inc. are deemed to be the beneficial owners of 6,652,913 shares since they exercise shared power to make decisions. Included in this share total are the 4,445,000 shares beneficially owned by Neuberger & Berman Guardian Portfolio. Neuberger & Berman LLC and Neuberger & Berman Management, Inc. serve as sub-adviser and investment manager of Neuberger & Berman Guardian Portfolio and have the power to make decisions for other Neuberger & Berman funds.

DIRECTORS AND NAMED EXECUTIVE OFFICERS

  The following table lists the beneficial ownership of Capital One's common stock, as of February 27, 1998, by our directors and the Named Executive Officers (as defined herein).

                                               AMOUNT AND NATURE
                                                 OF BENEFICIAL      PERCENT OF
                NAME AND ADDRESS*                OWNERSHIP(1)        CLASS(2)
                -----------------              -----------------    ----------
   Richard D. Fairbank........................     2,248,676(3)(4)     3.44%
   Nigel W. Morris............................     1,472,101(3)(5)     2.25%
   James P. Donehey...........................        63,828(6)          **
   John G. Finneran, Jr.......................        78,221(7)          **
   James M. Zinn..............................        91,483(8)          **
   W. Ronald Dietz............................        24,915(9)          **
   James A. Flick, Jr.........................        24,500(9)          **
   Patrick W. Gross...........................        23,500(9)          **
   James V. Kimsey............................        44,500(9)          **
   Stanley I. Westreich.......................       478,190(9)(10)      **
   All directors and executive officers as a
    group (14 persons)........................     4,776,230           7.30%

--------
* All addresses are c/o Capital One Financial Corporation, 2980 Fairview Park Drive, Suite 1300, Falls Church, Virginia 22042-4525.
** Less than 1% of the outstanding shares of common stock.
(1) To the company's knowledge, each officer and director, together with his spouse, has sole voting and investment power over the shares shown as beneficially owned unless we have indicated otherwise. The totals include shares of common stock (i) subject to options held by each person granted under the company's 1994 Stock Incentive Plan (the "Stock Incentive Plan") or the company's 1995 Non-Employee Directors Stock Incentive Plan (the "Directors Plan"), that are or will become exercisable on or before April 28, 1998; (ii) held by the executive officer under the company's Associate Savings Plan (the "Savings Plan"); and (iii) held by the executive officer under the company's 1994 Associate Stock Purchase Plan (the "Stock Purchase Plan").
(2) All percentage calculations are based on the number of shares of common stock issued and outstanding on February 27, 1998, which was 65,453,614.
(3) Includes 35,834 shares owned by Fairbank Morris, Inc. Messrs. Fairbank and Morris share voting and investment power for these shares.
(4) Includes 2,094,605 shares issuable upon the exercise of options.
(5) Includes 1,396,403 shares issuable upon the exercise of options.
(6) Includes 61,108 shares issuable upon the exercise of options.
(7) Includes 76,538 shares issuable upon the exercise of options.
(8) Includes 85,093 shares issuable upon the exercise of options.
(9) Includes 21,000 shares issuable upon the exercise of options.
(10) Includes 52,000 shares held in a trust, for which Mr. Westreich is the trustee and ultimate beneficiary.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act requires that the company's executive officers and directors, and persons that beneficially own more than 10% of the common stock, file certain reports of ownership of the common stock and changes in such ownership with the SEC and provide copies of these reports to Capital One. Based solely on our review of these reports and written representations furnished to us, we believe that each of the reporting persons complied with these filing requirements, except for Matthew J. Cooper, Senior Vice President, who filed one late report covering a stock option exercise.

            INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS

INTRODUCTIONS

  Capital One's directors and executive officers are listed with a brief description of their business experience.

RICHARD D. FAIRBANK  CHAIRMAN AND CHIEF EXECUTIVE OFFICER                AGE 47

  Mr. Fairbank has been Chairman of the Board of Directors of Capital One since February 28, 1995. He has been Chief Executive Officer and a director since July 26, 1994. Prior to November 22, 1994, he was Executive Vice President of Signet Bank's credit card division in charge of credit card operations. Prior to May 1993, he was Executive Vice President in charge of credit policy and marketing for Signet Bank's credit card operations (Signet Bank has since been acquired by First Union National Bank on November 30,
1997). Prior to October 1988, he was Vice President and head of banking practice at Strategic Planning Associates, Inc. (now Mercer Management Consulting). Mr. Fairbank is a director of MasterCard International, Inc. Mr. Fairbank is also a director of the company's two principal subsidiaries, Capital One Bank (the "Bank") and Capital One, F.S.B. (the "Savings Bank").

NIGEL W. MORRIS PRESIDENT, CHIEF OPERATING OFFICER AND DIRECTOR          AGE 39

  Mr. Morris has been a director of the company since February 28, 1995. He has been President and Chief Operating Officer since July 26, 1994. Prior to November 22, 1994, he was Executive Vice President of Signet Bank's credit card division in charge of all customer service departments, account management, existing account marketing and credit policy, the information and systems group and the secured card business. Prior to October 1988, he was a manager at Strategic Planning Associates, Inc. Mr. Morris is a member of Visa U.S.A. Inc.'s Marketing Committee and is a director of Covance Inc. Mr. Morris is also a director of the Bank and the Savings Bank.

MARJORIE M. CONNELLY         SENIOR VICE PRESIDENT                       AGE 36

  Ms. Connelly joined the company in March 1994. She is Senior Vice President, Credit Card Operations, and is responsible for management of the inbound and outbound call centers, including customer service, telemarketing and retention, cardholder correspondence processing, chargebacks and retrievals, credit operations, payment processing, embossing, image operations and statement rendition. From August 1990 to February 1994, Ms. Connelly was Vice President for First USA Bank, responsible for customer service. Ms. Connelly is currently a member of the VISA Card Operations Advisors Committee.

MATTHEW J. COOPER            SENIOR VICE PRESIDENT                       AGE 31

  Mr. Cooper is a Senior Vice President of Capital One. He has been employed in various capacities by the company and its predecessor since October 1989. Mr. Cooper's major areas of responsibility include credit risk management strategies, credit and marketing for the secured card business and exploring international opportunities. Prior to October 1989, Mr. Cooper was employed as a consultant by Strategic Planning Associates, Inc.

JAMES P. DONEHEY
              SENIOR VICE PRESIDENT AND CHIEF INFORMATION OFFICER        AGE 49

  Mr. Donehey joined Capital One in November 1994. He is currently Senior Vice President and Chief Information Officer. Mr. Donehey is responsible for all computer operations, telecommunications and business applications software in support of the company's activities. Mr. Donehey is also responsible for all facilities and real estate. From February 1984 to October 1994, Mr. Donehey was an executive director of Goldman Sachs & Company responsible for systems management in its Chicago and London offices. Prior to February 1984, Mr. Donehey held technical management positions with Duff & Phelps, LLC, LaSalle Partners and A.B.Dick Company.

JOHN G. FINNERAN, JR.
                  SENIOR VICE PRESIDENT, GENERAL COUNSEL AND             AGE 48
                              CORPORATE SECRETARY

  Mr. Finneran joined Capital One in September 1994 as Senior Vice President, General Counsel and Corporate Secretary. Prior to joining the company, he was a Deputy General Counsel to the Federal Deposit Insurance Corporation (the "FDIC"). From September 1991 to January 1994, he was an Associate General Counsel to the FDIC. Prior to September 1991, he was Special Counsel to the law firm Cleary, Gottlieb, Steen & Hamilton.

DENNIS H. LIBERSON           SENIOR VICE PRESIDENT                       AGE 42

  Mr. Liberson joined Capital One in February 1995. Mr. Liberson is a Senior Vice President in charge of Human Resources and is responsible for the development and implementation of human resources programs, including programs related to compensation, benefits, recruitment and employee development. From September 1989 to June 1994, Mr. Liberson was Vice President, Human Resources Services for Burger King Corporation.

DAVID M. WILLEY
           SENIOR VICE PRESIDENT, TREASURER AND ASSISTANT SECRETARY      AGE 37

  Mr. Willey is Senior Vice President, Treasurer and Assistant Secretary. He has been employed in various capacities by the company and its predecessor since September 1989. Mr. Willey is responsible for capital funding, investments, securitizations and other capital markets activity and is Chairman of the Asset/Liability Management Committee. Mr. Willey is also responsible for acquisition and joint venture analysis, negotiation and execution, and the development and implementation of financial structures for the company. Mr. Willey is also a director of the Savings Bank.

JAMES M. ZINN  SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER         AGE 45

  Mr. Zinn joined Capital One in September 1994. He is a Senior Vice President and Chief Financial Officer. Since joining the company, Mr. Zinn has established and has been responsible for various staff functions, including Corporate Communications, External Reporting, Finance & Accounting, Investor Relations and Performance Management and Purchasing. Prior to joining the company, he was a financial services partner in Ernst & Young LLP's national offices based in both New York and Washington D.C., and was responsible for consulting on emerging financial services, accounting, auditing and other business issues. Mr. Zinn is also a director of the Bank and the Savings Bank.

W. RONALD DIETZ                    DIRECTOR                              AGE 55

  Mr. Dietz is Chief Executive Officer of TARP, Arlington, Virginia, an advisory firm offering services in the areas of customer care, customer handling and call center performance. He is also President of Charter Associates, Ltd., a firm engaged in a variety of consulting and venture management activities. He has been a director of Capital One since
February 28, 1995. Mr. Dietz spent the first 16 years of his career with Citibank, N.A., leaving in 1984 as Senior Vice President. From April 1993 to July 1996, he was President and Chief Executive Officer of Anthem Financial, Inc., an Indianapolis-based financial services company. He also served as a director of Anthem Financial and as an Executive Vice President of Anthem's parent company, the Associated Insurance Companies, Inc. Mr. Dietz is also a director of the Savings Bank.

JAMES A. FLICK, JR.                DIRECTOR                              AGE 63

  Mr. Flick is President and Chief Executive Officer of Dome Corporation, Baltimore, Maryland, a real estate development and management services company. He has been a director of Capital One since February 28, 1995. From October 1991 to January 1995, Mr. Flick was Executive Vice President of Legg Mason, Inc., Baltimore, Maryland, an investment company. From November 1988 to March 1991, he was Executive Vice President, Chief Financial Officer and a director of USF&G Corporation, Baltimore, Maryland, an insurance and financial services company. Mr. Flick is also a director of the Ryland Group, Inc., Bethlehem Steel Credit Affiliate One, Inc., Bethlehem Steel Credit Affiliate Two, Inc., Forensic Technologies International Corporation and Youth Services International, Inc. Mr. Flick is also a director of the Bank.

PATRICK W. GROSS                   DIRECTOR                              AGE 53

  Mr. Gross is a founder of American Management Systems, Inc. ("AMS"), Fairfax, Virginia, an information technology consulting, software development, and systems integration firm, and is currently Chairman of its Executive Committee. He has served as a Principal Executive Officer and Managing Director of AMS since its incorporation in 1970. Mr. Gross is also Chairman of the board of directors of Baker and Taylor Holdings, Inc., Charlotte, North Carolina, a private company, and a director of Computer Network Technology Corporation, Minneapolis, Minnesota and of Landmark Systems Corporation, McLean, Virginia, both public NASDAQ companies. He has been a director of Capital One since February 28, 1995. Mr. Gross is also a director of the Savings Bank.

JAMES V. KIMSEY                    DIRECTOR                              AGE 58

  Mr. Kimsey is the founding Chief Executive Officer and is currently Chairman Emeritus of America Online, Inc., Dulles, Virginia ("America Online"). He served as Chairman of the board of directors of America Online from 1985 to 1995. He was also President of America Online from 1985 to January 1991 and Chief Executive Officer from 1985 to April 1993. Mr. Kimsey is currently Chairman AOL Foundation. He is a director of Batterson Venture Partners and is on the Board of Advisors of Carousel Capital Partners. He has been a director of Capital One since February 28, 1995. Mr. Kimsey is also a director of the Bank.

STANLEY I. WESTREICH               DIRECTOR                              AGE 61

  Mr. Westreich has been President of Westfield Realty, Inc., Arlington, Virginia, a real estate development and construction company since 1965. He has been a director of Capital One since July 26, 1994. From 1985 until February 28, 1995, Mr. Westreich served as a director of Signet Banking Corporation (which has since been acquired by First Union Corporation on November 30, 1997) and Signet Bank. He is also a director of Voice Control Systems, Inc. Mr. Westreich is also a director of the Bank.

BOARD MEETINGS

  The Board of Directors oversees the business of the company and directs management of the company. The Board does not involve itself with the day-to-day operations and implementation of the business. Instead the Board meets periodically with management to review the company's performance and its future business strategy. Members of the Board also continually consult with management to keep informed about the company's progress. The full Board of Directors met ten times during 1997. Each director attended all of the Board meetings held during the year.

COMMITTEE MEETINGS

  The Board also conducts business through two committees: the Audit Committee and the Compensation Committee. The Audit Committee met seven times during 1997 and the Compensation Committee met eight times. Each member of these committees attended all of the meetings.

THE AUDIT          Members: Messrs. Dietz (Chairman), Flick and Gross. The
COMMITTEE          Audit Committee recommends the selection of independent
                   auditors, approves the scope of the audits by the independent auditors and our internal auditors and reviews audit findings, accounting policies and compliance matters. The Audit Committee investigates any audit or compliance matter brought to its attention. The Audit
                   Committee also reviews all reports of examination and management's responses and any transactions between the company and any of its directors, executive officers or their affiliates. The Audit Committee is composed entirely of directors who are not employees of the company and who are free from any relationships that in the opinion of the Board of Directors would interfere with their exercise of independent judgment.

THE COMPENSATION
COMMITTEE          Members: Messrs. Westreich (Chairman) and Kimsey. The
                   Compensation Committee recommends officers for election or reelection, and approves all salary levels and incentive awards for senior management, subject to the Board's approval of compensation for Messrs. Fairbank and Morris.
                   The Compensation Committee also administers the company's
                   Stock Incentive Plan and Stock Purchase Plan. The
                   Compensation Committee is composed entirely of directors who are not employees of the company and who are free from any relationships that in the opinion of the Board of Directors would interfere with their exercise of independent judgment.

COMPENSATION OF THE BOARD

ANNUAL FEES        We compensate directors who are not employees of Capital
                   One as follows:

                   .payment of an annual retainer of $20,000;

                    .payment of $1,000 for each board or committee meeting attended; and

                   .  reimbursement of expenses to attend meetings.

                   The chairmen of the Audit and Compensation Committees receive an additional annual retainer of $4,000. Employees of the company who serve as directors do not receive any additional compensation for serving as a director.

STOCK/OPTION
GRANTS We also grant each director who is not an employee of the company common stock and options under the Directors Plan as follows:

                   . at the time an individual first becomes a director, a one-time restricted stock grant of the lesser of (a) 2,500 shares of common stock and (b) the number of whole shares of common stock determined by dividing $50,000 by the fair market value of the common stock on the date of the grant; and

                   . each year, a grant of a stock option to purchase 7,000 shares of common stock.

                   The restrictions on the stock grant prohibit the sale or transfer of the shares of common stock until one year after the grant date. The options, which have a ten-year term, are granted on the date of the annual meeting and become exercisable in full one year after that date. The option exercise price is equal to the fair market value of the common stock on the grant date.

OTHER BENEFITS     Under our 1994 Deferred Compensation Plan, directors who
                   are not employees of the company may voluntarily defer all of their annual fees and receive deferred income benefits.
                   Directors accounts are credited monthly with an interest equivalent in an amount determined from time to time by the company. Directors electing this deferral will begin to receive their deferred income benefits in cash when they cease to be directors, or earlier if authorized by the Compensation Committee. Benefits are generally payable in monthly installments beginning within 90 days after retirement and extending no later than the date the individual reaches age 80. These benefits will be paid to the beneficiaries or estates of directors who die before they receive their benefits. Upon a change of control of the company and unless otherwise directed by a director, the company shall pay to each director within thirty days of the change of control, a lump sum cash payment equal to such director's account balance as of the date of the change of control.

RELATED PARTY TRANSACTIONS WITH DIRECTORS

AMERICAN
MANAGEMENT         From time to time, the company has retained AMS, a
SYSTEMS, INC.      consulting company specializing in information technology, applications and systems integration, to provide services.
                   Mr. Gross, a director of Capital One, is also a director and principal executive officer of AMS. Capital One and its subsidiaries entered into an agreement with AMS on April 5, 1995. Under this agreement, AMS agreed to perform general consulting and other tasks agreed to through work orders.

                   During 1997, Capital One paid AMS a total of $2.87 million for services under this agreement. The company intends to continue its relationship with AMS in the future and is currently negotiating another contract with AMS for additional consulting services. The company believes that the terms of existing AMS agreements are, and that any future arrangements will be, fair and reasonable and no less favorable to Capital One as those we could obtain from unrelated third parties.

CHARTER            In 1997, the company also retained Charter Associates to
ASSOCIATES LTD.    provide consulting services to seek out possible venture
                   management opportunities. Mr. Dietz, a director of Capital
                   One, is also the President and owner of Charter
                   Associates. During 1997, the company paid $150,500 to Charter Associates and all services have been completed.
                   We believe that the terms of this arrangement were fair and reasonable and no less favorable to the company as those we could have obtained from unrelated third parties.

                      COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

  The following table summarizes compensation awarded to, earned by or paid to our Chief Executive Officer and the other four most highly compensated executive officers for the year ended December 31, 1997 (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                            LONG-TERM
                          ANNUAL COMPENSATION             COMPENSATION
                         ------------------------    -----------------------
                                                             AWARDS
                                                     -----------------------
                                                                  SECURITIES
        NAME AND                                      RESTRICTED  UNDERLYING     ALL OTHER
   PRINCIPAL POSITION    YEAR  SALARY      BONUS     STOCK AWARDS  OPTIONS      COMPENSATION
   ------------------    ---- --------    -------    ------------ ----------    ------------
RICHARD D. FAIRBANK      1997 $676,250    $     0        --         411,453(1)    $38,190(2)
Chairman of the Board    1996  635,416          0        --             --         45,597
and Chief Executive
 Officer................ 1995  550,000          0        --       1,500,000(3)     14,553
NIGEL W. MORRIS          1997  497,083          0        --         274,302(1)     28,072(2)
President, Chief
 Operating               1996  435,000          0        --             --         46,916
Officer and Director.... 1995  375,000          0        --       1,000,000(3)     17,423
JAMES P. DONEHEY         1997  194,168(4) 137,750        --          71,484(1)     14,529(2)
Senior Vice President
 and                     1996  132,002(4) 157,090        --          28,400        16,072
Chief Information
 Officer................ 1995  113,668(4)  86,920        --          47,417(5)      7,620
JOHN G. FINNERAN, JR.    1997  236,250    127,252(4)     --          74,308(1)     15,648(2)
Senior Vice President,
 General                 1996  213,916    156,331(4)     --          32,400        25,251
Counsel and Corporate
 Secretary.............. 1995  201,000    128,082(4)     --          56,556(5)      3,541
JAMES M. ZINN            1997  251,458     44,221(4)     --          64,517(1)     13,244(2)
Senior Vice President
 and                     1996  237,499     90,000(4)     --          22,400        25,120
Chief Financial
 Officer................ 1995  226,042     76,751(4)     --          53,126(5)     18,750

--------
(1) Includes new stock options and reload options granted under the Stock Incentive Plan, including the options more fully discussed below. On December 18, 1997, the Board of Directors approved awards of performance-based options to Messrs. Fairbank and Morris. Messrs. Fairbank and Morris were granted these awards in exchange for their agreement to give up their entire salary and all benefits under the Stock Purchase Plan, the Savings Plan and the company's Unfunded Excess Savings Plan (the "Excess Savings Plan") through 2000. On December 18, 1997, the Board of Directors also approved awards of performance-based options to Messrs. Donehey, Finneran and Zinn under the 1997 Special Option Program (as discussed more fully on page 18 of the "Report on Executive Compensation from the Compensation Committee"). Under this program, these executive officers elected to give up a portion of their cash bonuses for the next three years (up to 50% of their annual target) in exchange for this stock option grant. The number of options indicated next to their names includes the following option grants under this 1997 Special Option Program: Mr. Donehey 36,908, Mr. Finneran 36,908 and Mr. Zinn 30,117. All of these performance-based options vest if the fair market value of the common stock remains at or above $84.00 for at least ten trading days in any 30-day calendar period on or before December 18, 2000. The options also vest immediately upon a change of control of the company on or before December 18, 2000. All of these performance-based options are subject to stockholder approval of
    Item 2 of this proxy statement.
(2) All other compensation consists of the amount of contributions the company made under the Stock Purchase Plan and the Savings Plan and credits to the account of the employee under the Excess Savings Plan. For 1997, matching company contributions equal to 17.65% of the employee contributions under the Stock Purchase Plan were as follows: Mr. Fairbank $17,903, Mr. Morris $13,160, Mr. Donehey $4,089, Mr. Finneran $3,921 and Mr. Zinn $3,001. For 1997, the company contributed $4,750 under the Savings Plan for each of these executive officers. For 1997, the amounts of matching credits under the Excess Savings Plan were: Mr. Fairbank $15,537, Mr. Morris $10,162, Mr. Donehey $5,690, Mr. Finneran $6,977 and Mr. Zinn $5,493.
(3) On September 15, 1995, the Board of Directors approved awards of performance-based options to Messrs. Fairbank and Morris in lieu of all other compensation (other than salary and contributions under the Stock Purchase Plan, the Savings Plan and the Excess Savings Plan) for a period of five years beginning with the 1995 calendar year. The company achieved the performance targets and all of these options are exercisable.
(4) Under the company's 1995 Special Option Program, Messrs. Finneran and Zinn elected to forego a part of their cash bonuses and Mr. Donehey elected to forego a part of his annual salary for three years beginning 1995, in amounts equal to 25% of their 1995 base salaries, in exchange for options granted in 1995. Cash bonuses otherwise payable to Mr. Finneran and Mr. Zinn were reduced, and Mr. Donehey's annual salary was reduced, in each of 1997, 1996 and 1995 by the following amounts: Mr. Finneran $49,998, Mr. Zinn $56,249 and Mr. Donehey $37,498. The amounts shown in this table are cash bonuses awarded and salary paid, net of amounts foregone.
(5) Includes the following option grants under the 1995 Special Option
    Program: Mr. Donehey 15,417, Mr. Finneran 20,556 and Mr. Zinn 23,126.

OPTION GRANT TABLE

  The following table sets forth information concerning grants of stock options made to the Named Executive Officers in 1997.

                              1997 OPTION GRANTS

                                          INDIVIDUAL GRANTS
                         -----------------------------------------------------
                                                                               POTENTIAL REALIZABLE VALUE
                         NUMBER OF        % OF TOTAL                           AT ASSUMED ANNUAL RATES OF
                         SECURITIES         OPTIONS                             STOCK PRICE APPRECIATION
                         UNDERLYING       GRANTED TO      EXERCISE                 FOR OPTION TERM(4)
                          OPTIONS     ASSOCIATES FOR THE  PRICE PER EXPIRATION ------------------------------
          NAME           GRANTED(1)   1997 FISCAL YEAR(2) SHARE(3)     DATE         5%              10%
          ----           ----------   ------------------- --------- ---------- ------------    --------------
Richard D. Fairbank.....  411,453(5)         17.76%        $48.75    12/18/07  $          0(6) $            0(6)
Nigel W. Morris.........  274,302(5)         11.84          48.75    12/18/07             0(6)              0(6)
James P. Donehey........    1,176(7)          0.05          47.94    04/21/07        35,454            89,846
                           20,000(8)          0.86          37.56    09/13/07       472,426         1,197,219
                           13,400(8)          0.58          46.47    12/11/07       391,611           992,420
                           36,908(5)          1.60          48.75    12/18/07             0(6)              0(6)
John G. Finneran, Jr....   20,000(8)          0.86          37.56    09/13/07       472,426         1,197,219
                           17,400(8)          0.75          46.47    12/11/07       508,510         1,288,665
                           36,908(5)          1.60          48.75    12/18/07             0(6)              0(6)
James M. Zinn...........    1,000(7)          0.04          47.94    04/21/07        30,148            76,400
                           20,000(8)          0.86          37.56    09/13/07       472,426         1,197,219
                           13,400(8)          0.58          46.47    12/11/07       391,611           992,420
                           30,117(5)          1.30          48.75    12/18/07             0(6)              0(6)

--------
(1) The company also granted options to its executive officers and associates in January 1997 for their performance during 1996. Because these grants rewarded performance in 1996, they were reported in our proxy statement for last year's annual meeting and are not reported in the table above.
(2) For purposes of determining the percentage in this column, the total number of options granted to associates for the 1997 fiscal year was determined based on the aggregate number of options granted to associates during 1997 (2,925,709), less the options granted to associates in January 1997 (609,440) for performance during 1996.
(3) Equal to the fair market value of the common stock on the date of grant determined on the basis of the average of the high and low price as reported by the New York Stock Exchange Composite Transaction Tape.

(4) The dollar amounts under these columns are calculated based on assumed rates of stock appreciation prescribed by the SEC and are not intended to be a forecast of possible future stock price appreciation.
(5) On December 18, 1997, the Board of Directors approved awards of performance-based options to Messrs. Fairbank and Morris. Messrs. Fairbank and Morris were granted these awards in exchange for their agreement to give up their entire salary and all benefits under the Stock Purchase Plan, the Savings Plan and the Excess Savings Plan through 2000. On December 18, 1997, the Board of Directors also approved awards of performance-based options to Messrs. Donehey, Finneran and Zinn under the 1997 Special Option Program. Under this program, these executive officers elected to give up a portion of their cash bonuses (up to 50% of their annual target bonus) in exchange for this performance-based option grant. All of these performance-based options vest if the fair market value of the common stock reaches and remains at or above $84.00 for at least ten trading days in any 30 calendar-day period, on or before December 18, 2000. The options also vest immediately upon a change of control of the company on or before December 18, 2000. All of these performance-based options are subject to stockholder approval of Item 2 of this proxy statement.
(6) These dollar amounts reflect the value of only that portion of the options that will become exercisable by December 18, 2000 based on the stock performance vesting criteria described in footnote (5). At the assumed 5% and 10% rates of stock price appreciation, these options will not become exercisable and would have no value.
(7) These options are reload options that were granted under the Stock Incentive Plan. See footnote (8). Reload options are exercisable, in full, six months after their grant date and immediately upon a change of control.
(8) These options were granted under the Stock Incentive Plan. The options vest in one-third annual increments and become fully exercisable upon a change in control. These options include a reload feature, under which the executive will receive an additional option grant at the time he surrenders already owned shares of the company's common stock as payment for the exercise price of this option. One reload option with an exercise price equal to the fair market value on the date of grant is issued for each such share surrendered.

OPTION EXERCISE AND OPTION VALUE TABLE

  The following table sets forth information concerning exercises of stock options made by the Named Executive Officers in 1997 and the values at 1997 year end of unexercised options held by the Named Executive Officers.

                    1997 OPTION EXERCISES AND OPTION VALUES

                                                             NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED   IN-THE-MONEY OPTIONS
                                                           OPTIONS AT 1997 YEAR END    AT 1997 YEAR END
                         SHARES ACQUIRED                         EXERCISABLE/            EXERCISABLE/
          NAME             ON EXERCISE   VALUE REALIZED(1)      UNEXERCISABLE          UNEXERCISABLE(2)
          ----           --------------- ----------------- ------------------------ ----------------------
Richard D. Fairbank.....          0           $     0        1,719,605/1,182,857    $50,291,289/26,379,373
Nigel W. Morris.........          0                 0          1,146,403/788,572     33,527,513/17,586,274
James P. Donehey........      3,526           112,612             51,209/115,690       1,522,592/1,384,584
John G. Finneran, Jr....          0                 0             70,738/125,560       2,181,886/1,534,912
James M. Zinn...........     11,644           350,825             76,627/104,626       2,456,782/1,316,961

--------
(1) The value realized is the net value of the shares (market price less the exercise price) or cash received.
(2) In-the-Money Options are those for which the 1997 year-end market price of the underlying shares of common stock exceeded the exercise price of the option. The value of the In-the-Money Options is the difference between the market price (determined on the basis of the average of the high and low price as reported by the New York Stock Exchange Composite Transaction Tape on the last business day of 1997) of the common stock ($53.875 per share) and the exercise price of the option multiplied by the number of shares underlying the option.

COMPANY ARRANGEMENTS WITH EXECUTIVE OFFICERS

EMPLOYMENT           The company does not have employment agreements with any
AGREEMENTS           of its executive officers. The compensation arrangements
                     with these officers, however, encourage their continued employment with the company.

CHANGE OF CONTROL
EMPLOYMENT           All of the executive officers identified in "Information
AGREEMENTS           about the Directors and Executive Officers" have change
                     of control employment agreements. The agreements are designed to assure that if a change of control of the company occurs, our business will continue with minimal disruption as these agreements provide greater employment security to key operational and management executives. A change of control is defined as the acquisition of 20% or more of the company's common stock or the combined voting power of the voting securities by a person or group, certain changes in the majority of the Board of Directors, certain mergers involving the company, liquidation, dissolution or sale of all or substantially all of the company's assets.

                     The agreements with Messrs. Fairbank, Morris, Zinn and Finneran entitle them to receive (i) their base salary and a pro rata bonus through the date of termination,
                     (ii) a lump sum payment of three times their salary and highest bonus, (iii) any deferred compensation and accrued vacation not yet paid and (iv) certain special retirement benefits; if within three years of the change of control they are terminated without cause, or if they voluntarily leave for good reason (which includes leaving for any reason during the 30-day period beginning one year after a change in control). The agreements also provide a tax gross-up feature to cover excise or similar taxes (including excise taxes and income taxes imposed upon the gross-up payment) that the officer may have to pay resulting from payments received due to a change of control.

                     All other executive officers identified under the heading "Information About our Directors and Executives" have change of control agreements that entitle them to receive
                     (i) their base salary and a pro rata bonus through the date of termination, (ii) a lump sum payment of two times their salary and highest bonus, (iii) any deferred compensation and accrued vacation not yet paid and (iv) certain special retirement benefits; if within two years of the change of control they are terminated without cause, or if they voluntarily leave for a good cause (but which does not include leaving for any reason during a specified period). The agreements also provide a tax gross-up feature to cover excise or similar taxes (including excise taxes and income taxes imposed upon the gross-up payment) that the officer may have to pay resulting from payments received due to a change of control.

PENSION PLANS

GENERAL In 1995, the company made a number of changes to its pension and deferred compensation plans. Among the changes were that we stopped making further pay-based contributions to the company's cash balance pension plan (the "Cash Balance Pension Plan") and the related excess cash balance pension plan (the "Excess Cash Balance Plan"). We also eliminated the Executive Employees Supplemental Retirement Plan and the ability of executive officers to defer compensation under the 1994 Deferred Compensation Plan.

CASH BALANCE
PENSION PLAN AND
EXCESS CASH
BALANCE PLAN         Before it was amended in November 1995, the Cash Balance
                     Pension Plan covered all full-time salaried employees of Capital One and its subsidiaries. The Cash Balance
                     Pension Plan is a type of defined benefit plan intended to qualify under section 401(a) of the Internal Revenue
                     Code under which participants were credited with pay-based credits equal to 4% of compensation for participants with less than 20 years of service, and 5% of compensation for participants with 20 or more years of service. Service with the company's predecessor or one of its subsidiaries is recognized as service with Capital
                     One for all purposes under the plan. Compensation generally included all annual paid compensation up to $150,000, as indexed for cost of living increases.
                     Participants are fully vested in plan benefits after five years of service.

                     Before it was amended in November 1995, the Excess Cash Balance Plan was available to certain executive officers (including the Named Executive Officers). The Excess Cash Balance Plan provided additional benefits to participants to the extent benefits under the Cash Balance Pension Plan were restricted because of limitations imposed by provisions of the Internal Revenue Code.

                     In November 1995, we amended the Cash Balance Pension Plan and the Excess Cash Balance Plan to eliminate further pay-based credits to participants as of December 31, 1995, and to provide that there would be no new participants in such plans on or after January 1, 1996. Interest credits continue to be credited on plan balances on a quarterly basis. Based on the account balance of each Named Executive Officer as of January 1, 1998, the projected annual retirement benefits under the Cash Balance Pension Plan and the Excess Cash Balance Plan, respectively, are $13,545 and $29,736 for Mr. Fairbank, $13,525 and $15,795 for Mr. Morris, $8,630 and $702 for
                     Mr. Donehey, $9,670 and $4,794 for Mr. Finneran and $9,953 and $5,634 for Mr. Zinn. Messrs. Fairbank, Morris, Donehey, Finneran and Zinn are currently credited with three years of service under the plans. These projected benefits assume interest credits under each of the plans to be 5% per annum.

                     In lieu of the pay-based credits under the Cash Balance Pension Plan and the Excess Cash Balance Plan, beginning January 1, 1996, we began making automatic contributions equal to 3% of an employee's eligible compensation to the employee's account in the Savings Plan and, if applicable, the Excess Savings Plan.

PERFORMANCE GRAPH

  The following graph compares cumulative total stockholder return on our common stock with the S&P Composite 500 Stock Index and an industry index, the S&P Financial Composite Index, for the period from November 18, 1994 (the first Friday following the date on which our common stock began trading on the New York Stock Exchange) to December 31, 1997. The graph assumes that the value of the investment in the common stock and each index was $100 at November 18, 1994 and that all dividends were reinvested. The stock price performance on the graph below is not necessarily indicative of future performance.




                                     LOGO

                       REPORT ON EXECUTIVE COMPENSATION
                        FROM THE COMPENSATION COMMITTEE

  As the Compensation Committee of the Board of Directors, we offer this report to describe the compensation philosophy and policies underlying our recommendations to the Board for the compensation package of the company's executive officers generally and the Chief Executive Officer and the President and Chief Operating Officer more specifically. PLEASE READ THIS REPORT CAREFULLY AS CERTAIN FEATURES OF THE COMPENSATION ARRANGEMENTS REQUIRE YOU TO APPROVE AN AMENDMENT TO THE STOCK INCENTIVE PLAN AT THIS YEAR'S ANNUAL MEETING.

COMPENSATION PHILOSOPHY

  We have designed and adopted a compensation program for the company's executives based on three underlying principles: recruitment and retention of top executive talent, value creation and flexibility. Although we believe that executive compensation should be market based, to enable us to recruit and retain top performers with the necessary skills and talent, the compensation package has to provide the executive with an opportunity for compensation to exceed market standards. To this end, we have linked compensation to stockholder value by using stock options as the principal vehicle to achieve an above-market compensation opportunity. As a result, the compensation packages reward the accomplishments of management only to the extent such accomplishments create stockholder wealth. We believe that such a stock option-based program best aligns the interests of management with the interests of stockholders and is in the best interests of Capital One and its stockholders. Finally, we believe that the company's compensation program must maintain the flexibility to respond rapidly to market opportunities. Accordingly, we have avoided the use of rigid performance criteria under the plans, as such criteria could interfere with the company's business strategies.

METHODOLOGY FOR DETERMINING COMPENSATION

  COMPENSATION COMPARATORS. In determining the overall amount of compensation, we considered the compensation and benefits paid to similar executives within
(i) those organizations against whom Capital One competes to recruit executive officers, (ii) companies in the financial services sector generally and (iii) other credit card companies.

  SURVEYS. We reviewed surveys, published by leading compensation and benefits consulting firms, showing compensation levels for executives in the group of comparable companies. In addition, with respect to the compensation of the Chief Executive Officer and the President and Chief Operating Officer, we reviewed information presented by our independent compensation consultants.

  ENTREPRENEURIAL APPROACH. To support an entrepreneurial approach, we developed a compensation package that emphasizes the use of stock-based incentives. Stock options are the only form of long-term incentive provided to our executives and, as a result, management can achieve compensation that is above market levels for executives in comparable companies only if the value of our company's common stock increases.

  TIER APPROACH. Capital One uses management "Tiers" in determining the overall compensation of its associates, including the executive officers, and assigns each executive officer to a designated Tier based on job responsibility and such officer's contribution to the management of the company.

COMPONENTS OF THE EXECUTIVE COMPENSATION PROGRAM

  Executives are eligible to receive compensation in three forms:

    .  base salary,

    .  annual cash incentive awards, and

    .  annual stock option awards.

  Each compensation component is offered to executives in various combinations, depending on the executive's Tier. The combined package provides a total compensation opportunity that places executive compensation at approximately the 75th percentile in the range of total compensation paid to comparable executives at comparable companies.

  BASE SALARY. Each management Tier has a salary band. The salary band defines the minimum and maximum salary levels for the Tier. Targeted salaries are based on the 50th percentile for executives at comparable companies. Individual salaries within the band reflect the officer's scope of responsibility, prior experience and accomplishments, and other individual factors, as well as market data on salary levels for comparable positions. Base salaries are adjusted annually within the salary bands depending on individual performance, and are determined based on subjective evaluations of various factors, including recent performance and time in job. The company expects to adhere rigorously to the 50th percentile level for executive officers' salaries and therefore adjustments in targeted base salaries will be limited only to amounts necessary to maintain such level.

  ANNUAL INCENTIVES. The compensation program also provides executive officers with annual cash incentive awards based on individual and corporate performance criteria. Annual incentive targets have been established as a specified percentage (between 30% to 50%) of the base salary amount for each Tier such that total cash compensation (base salary and annual cash incentives) for executive officers is at approximately the 65th percentile of comparable companies. Actual cash incentive awards are determined based on a combination of corporate and individual performance and may be greater or less than the targeted annual incentive. Annual incentives can be as high as 200% of the target levels when performance exceeds the targeted criteria. Performance below the threshold level results in no award.

  Individual performance is based on subjective evaluations of factors similar to the criteria specified above for adjustments in base salaries. For corporate performance, we maintain a flexible approach to performance measurement so that we are able to respond appropriately to emerging and evolving business opportunities. The corporate performance criteria for 1997 annual incentives included earnings per share, marketing expenses, loan and account growth, credit quality, customer satisfaction, marketing innovation, operating efficiency, associate management, technological innovation, recruiting, flexibility, management integration and other factors.

  STOCK OPTIONS. Stock options provide executive officers with a strong economic interest to maximize stockholder value, and align the interests of the executive officers with those of stockholders. Stock option grants compensate management only to the extent value in the form of stock price appreciation has been created. Stock options are granted with an exercise price equal to the market price on the grant date and therefore have no economic value unless Capital One's stock price increases. Given the company's emphasis on stock options in the overall compensation package, an executive officer's total compensation will be highly dependent on the performance of the common stock. This compensation component is intended to encourage individual commitment to corporate business strategies and to focus executives on improving stock performance.

  Stock option targets are established for each Tier. Individual grants are determined based on individual performance and can be increased or decreased by as much as 50% from the target levels. In evaluating individual performance, we consider an officer's responsibilities, recent performance and accomplishments and the expected future contribution of the officer to Capital One's performance. We determine individual performance based on a subjective evaluation of these factors.

  ENTREPRENEURGRANTS. To link more strongly the company's interests with that of its stockholders, in 1995 we offered senior management an opportunity voluntarily to forego cash compensation, either salary or annual bonus, in an amount of up to 25% of their 1995 base salaries for the next three years in exchange for a non-qualified stock option grant. We called this the 1995 Special Option Program or the "EntrepreneurGrant." 43 of the 50 individuals eligible to participate elected to do so to the extent of 76% of the options available under the program. The total amount of foregone cash compensation was $2,113,561 (over 3 years) and options to purchase 289,632 shares were granted in exchange for that amount. All of the executive officers named in the proxy statement that year (six at that time, all of whom are still at the company) elected to forego the maximum allowable amount in exchange for options. The option exercise price is $29.19 per share, the fair market value of the common stock on the grant date. These options vest in one-third annual increments and become fully exercisable upon a change of control. The options expire on September 15, 2005.

  Based on the success of the 1995 Special Option Program and because we believe stock option grants continue to be extremely important to our overall compensation package, this year we developed a similar option program, the 1997 Special Option Program or the "EntrepreneurGrant II." In December 1997, we offered senior management another opportunity to forego payment of future cash compensation, this time in an amount of up to 50% of their annual target bonus for the next three years, in exchange for a non-qualified stock option grant. 80 of the 84 individuals eligible to participate elected to forego cash compensation to the extent of 84% of the options available under such program. Senior managers gave up a total of $5,405,370 in cash compensation (over 3 years) and options to purchase 681,366 shares were granted in exchange for that amount. All of the executive officers identified in this proxy statement under the heading "Information About our Directors and Executive Officers" elected to forego compensation in exchange for options.

  EntrepreneurGrant II differs in several respects from the previous EntrepreneurGrant, focusing more on stock price performance and retention benefits to the company. The terms of EntrepreneurGrant II vary according to the officer's Tier level. For Tier 2 and 3 executives (22 executives in total), the options granted become exercisable if the stock price of the company's common stock reaches and remains at or above $84.00 for at least ten trading days in any 30 calendar-day period on or before the third anniversary of the grant date (December 18, 2000). In order to achieve this vesting requirement, the price of the common stock has to increase an average of 20% annually in the three-year period from the date these option grants were made to December 18, 2000. The options also vest immediately upon any change of control of the company that occurs on or before December 18, 2000. If the options do not meet this vesting criteria, the options will terminate. For Tier 4 managers (58 participating managers in total) the options vest in full on the third anniversary of the grant date (December 18, 2000), without regard to stock price, and immediately upon any change of control of the company.

  The purchase price for all the shares under the EntrepreneurGrant II options is $48.75 per share, equal to the average of the high and low of the company's common stock on December 18, 1997, the date the grants were made. All of the grants are subject to stockholder approval of Item 2 of this proxy statement which would amend the Stock Incentive Plan to increase the number of shares available for issuance under the plan.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER AND THE PRESIDENT AND CHIEF OPERATING OFFICER

  In 1995, with the aid of our independent compensation consultants, we developed an innovative and entrepreneurial approach for the compensation of the company's two top executive officers. This compensation package was designed to resemble the compensation structures of highly entrepreneurial companies and was highly dependent on the performance of the common stock. Under the 1995 compensation package, Messrs. Fairbank and Morris agreed to give up all cash bonuses, annual stock option grants and supplemental retirement benefits for five years in exchange for an option grant that vested only upon the achievement of certain performance targets. Since that time, the company's common stock price has exceeded the performance target prices and this option grant has fully vested.

  In the compensation packages recommended by this Committee and approved by the full Board of Directors in December 1997, we have continued this entrepreneurial approach to an even greater extent. Messrs. Fairbank and Morris have now agreed to give up their entire salary plus any benefits under the Stock Purchase Plan, the Savings Plan and the Excess Savings Plan for the next three years in exchange for a non-qualified stock option grant. The base salary that Mr. Fairbank otherwise would receive in 1998 is $690,000 and the base salary that Mr. Morris otherwise would receive in 1998 is $520,000. The increases in 1998 base salaries for Messrs. Fairbank and Morris, from their respective 1997 salaries of $675,000 and $495,000, were necessary to bring their base salaries to approximately the 50th percentile of the salaries of comparable executives in the groups of comparable companies. Under this compensation arrangement, total salary and other benefits foregone by Mr. Fairbank over the three-year period is $2,287,647 and by Mr. Morris is $1,724,022. These amounts foregone are in addition to the cash bonuses, annual stock option grants and supplemental retirement plan benefits previously given up by the two executives under the 1995 compensation package. In exchange, Mr. Fairbank received an option to purchase 411,453 shares and Mr. Morris received an option to purchase 274,302 shares of the company's common stock. These options, like the EntrepreneurGrant II for Tier 2 & 3 executives, will vest if the stock price reaches and remains at or above $84.00 per share for at least ten trading days in any 30 calendar-day period on or before the third anniversary of the grant date (December 18, 2000). This vesting requirement reflects a 20% compounded annual rate of stock price increase from the date these options were granted. The options also vest immediately upon any change of control of the company that occurs on or before December 18, 2000. In the event that neither of the vesting requirements is met, the options will terminate.

  Because these options, and the EntrepreneurGrant II for Tier 2 and 3 executives, are performance-based options, the company will be required to recognize as compensation expense the difference between the $48.75 exercise price of the options and the $84.00 vesting target. This expense will approximate $40 million which will be recognized over the estimated vesting period of the options. Based upon the appreciation of the company's common stock since the date these performance-based options were granted, the company currently expects to recognize a significant portion of this expense in 1998. This expense is not expected to have a material effect on the company's ability to meet its earnings target for 1998. A discussion of the company's earnings target for 1998 is contained in the company's 1997 Annual Report.

  This 1997 compensation arrangement, which establishes compensation for Messrs. Fairbank and Morris for the next three years, requires your approval of Item 2 of this proxy statement to amend the Stock Incentive Plan to increase the number of authorized shares under this plan.

DEDUCTIBILITY OF COMPENSATION EXPENSES

  It is the responsibility of the Committee to address the issues raised by the Omnibus Budget Reconciliation Act ("OBRA"), which provides that compensation, including certain stock option compensation, that is paid to the chief executive officer and the four most highly compensated executive officers (other than the chief executive officer) in excess of $1 million is not deductible by the company for federal income tax purposes unless it qualifies as "performance-based" compensation. To qualify as "performance-based" under OBRA, compensation payments must be made from a plan that is administered by a committee of outside directors and must be based on the achievement of objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the Committee must certify that the performance goals have been achieved.

  The Committee has considered the impact of this tax code provision in designing the company's compensation plans. We believe it is more important to have executive officers focused on the business opportunities afforded by Capital One's information-based strategies rather than to use inappropriate measures to capture the benefits of the tax deduction. Under the executive compensation arrangements described above, none of the executive officers will receive over $1 million in cash compensation. Moreover, the Committee believes that the Stock Incentive Plan establishes performance criteria which will qualify awards made under such plan as performance-based awards, and thus performance-based compensation under the Stock Incentive Plan will not be taken into account in applying the $1 million limitation. In addition, in connection with the compensation arrangements established for the Chief Executive Officer and the President and Chief Operating Officer under which all compensation is comprised of stock option grants to such officers, Capital One has been advised by counsel that, because stock option income generally is treated as performance-based compensation, assuming the amendment to the Stock Incentive Plan contemplated by Item 2, the $1 million limitation should not cause the company to lose any part of the tax deduction related to the Chief Executive Officer's and the President and Chief Operating Officer's compensation under the compensation program. The Committee will continue to examine the effects of the new provisions and will monitor the level of compensation paid to the executive officers in order to take any steps which we may deem appropriate in response to the provisions of OBRA.

                                          The Compensation Committee

                                          Stanley I. Westreich (Chairman)
                                          James V. Kimsey

                             ELECTION OF DIRECTORS

                          (ITEM 1 ON THE PROXY CARD)

  The Board of Directors is divided into three classes. At each annual meeting the term of one class expires. Directors in each class are elected to serve for three-year terms. At the 1996 annual meeting, James A. Flick, Jr., Patrick
W. Gross and James V. Kimsey were elected to serve on the Board of Directors for three year terms expiring at the annual meeting to be held in 1999. At the 1997 annual meeting, Richard D. Fairbank and Stanley I. Westreich were elected to serve on the Board of Directors for three year terms expiring at the annual meeting to be held in 2000. All of the current directors began serving as directors as of the close of business on February 28, 1995, except Mr. Fairbank and Mr. Westreich who have served as directors since July 26, 1994.

  THE NOMINEES FOR REELECTION THIS YEAR ARE NIGEL W. MORRIS AND W. RONALD DIETZ. Each has consented to serve a three-year term. Messrs. Morris and Dietz have been directors of the company since February 28, 1995.

  In the event either nominee should not continue to be available for election, the Board may designate a substitute as a nominee. Proxies will be voted for the election of such substitute. As of the date of this proxy statement, the Board of Directors has no reason to believe that either of the nominees will be unable or unwilling to serve.

  Information about the two proposed nominees for election as directors, and about each other current director whose term will continue after the annual meeting, is set forth under "Information About our Directors and Executive Officers" starting on page 5 of this proxy statement.

  Directors will be elected by a plurality of the votes cast for the election of directors at the meeting. Cumulative voting is not permitted.

  The Board recommends a vote "FOR" these directors.

            APPROVAL OF AMENDMENT TO THE 1994 STOCK INCENTIVE PLAN

                          (ITEM 2 ON THE PROXY CARD)

  The Board of Directors is recommending your approval of an amendment to the Stock Incentive Plan to increase by 3,250,000 the number of shares that may be issued under this plan. This amendment is required to support (i) the compensation package for Mr. Fairbank, our Chairman and Chief Executive Officer, and Mr. Morris, our President and Chief Operating Officer, (ii) the options granted to senior management on December 18, 1997 under EntrepreneurGrant II and (iii) future option grants to employees as may be approved by the Compensation Committee and/or the Board from time to time.

  We have summarized below the reasons why we are recommending this amendment to the Stock Incentive Plan. The material provisions of the Stock Incentive Plan are summarized in Appendix I. You may obtain a copy of the entire plan by contacting the Corporate Secretary at the address on the front cover of this proxy statement.

BRIEF SUMMARY      The Stock Incentive Plan currently authorizes the issuance of up to 7,370,880 shares of common stock. On December 18, 1997, the Board of Directors approved an amendment to the Stock Incentive Plan to increase the number of shares reserved for issuance under the plan by 3,250,000 shares to 10,620,880. Due to prior stock option and restricted stock grants, as of December 31, 1997, 97,814 shares remain available for issuance under the Stock Incentive
                   Plan (not including the 685,755 shares issuable upon exercise of the stock options granted to Messrs. Fairbank and Morris in December 1997 and the 681,366 shares issuable upon exercise of the stock options granted to other members of the company's senior management in EntrepreneurGrant II). As a result, your approval of this amendment is necessary to approve the December 1997 grants to Messrs. Fairbank and Morris and the EntrepreneurGrant
                   II to members of senior management.

PURPOSE OF THIS
AMENDMENT          The Board of Directors strongly recommends your approval
                   of this amendment. The Board believes that stock option grants are extremely important to the company's overall compensation package and to the continued success of the company. To recruit and, more importantly, to retain top performers with the skills and talent necessary to succeed with the company's strategy, the compensation package offered to our executives must provide an opportunity for compensation that exceeds market standards. To this end, the Board of Directors has linked executive compensation to stockholder value by using stock options as the principal vehicle to achieve this above market compensation opportunity. Stock options provide executive officers a strong economic interest in maximizing stockholder value and align their interests with that of stockholders. Given the company's emphasis on stock options in the overall compensation package, an executive officer's total compensation will be highly dependent on the performance of the company's common stock.

                   Your approval of this amendment will permit the Board to implement very unique compensation packages for Messrs. Fairbank and Morris, as well as for the other 80 most senior managers of your company participating in the program.

                   As described in the Compensation Committee's Report on Executive Compensation, Messrs. Fairbank and Morris have agreed to give up ALL SALARY and other forms of cash compensation for the next three years in exchange for stock options. Together with the cash bonuses and other compensation they previously gave up for earlier option grants, Messrs. Fairbank and Morris will not receive any compensation from the company (other than these options) until 2001. Moreover, absent a change of control of the company, these options do vest unless and until the stock price equals or exceeds $84.00 per share for at least ten trading days in any 30 calendar-day period on or before December 18, 2000. At the time the options were granted by the Board on December 18, 1997, this vesting target represented a 20% compounded annual increase in the price of the common stock. As a result of this compensation arrangement, Messrs. Fairbank and Morris will be compensated only if the stock price continues to appreciate or if a change of control occurs. Similarly, other senior managers of the company have elected to forego a substantial amount of their cash compensation for option grants under EntrepreneurGrant II. For 22 of the top managers, the options have vesting criteria identical to the options granted to Messrs. Fairbank and Morris. For the remaining 58 participating managers, the options do not vest until December 18, 2000, thus serving as a strong management retention device. A description of the material terms of these options is also contained in this proxy statement under "Compensation of Executive Officers-- Summary Compensation Table" and "--Company Arrangements with Executive Officers."

                   This compensation program encourages the individual commitment of all senior management to corporate business strategies and focuses executives on improving stock performance.

DILUTION OF
OPTIONS OFFSET BY  On July 10, 1997, the Board of Directors approved a
STOCK REPURCHASES  program to repurchase up to 2,000,000 shares in order to partially offset the dilutive and earnings per share impact of new issuances of common stock under the company's various stock plans, including the Stock Incentive Plan. As of February 27, 1998, the company had repurchased 1,326,800 shares under this program. The company uses these repurchased shares for issuances under the Stock Incentive Plan and other benefit plans.

STOCKHOLDER
APPROVAL NEEDED
FOR TAX
DEDUCTIBILITY      Stockholder approval of this amendment is required so that we can deduct for federal income tax purposes the compensation expense associated with awards paid under the Stock Incentive Plan to certain of our senior executives.
                   See "Report on Executive Compensation from the
                   Compensation Committee--Deductibility of Compensation
                   Expenses."

NEW PLAN BENEFITS
TABLE The following table summarizes the stock option grants that have been made to the Named Executive Officers and certain groups, subject to your approval of this proposed plan amendment. The remaining 1,882,879 shares of common stock that would be available for issuance under the Stock Incentive Plan will be used for future awards, the recipients of which are not determinable at this time.

                               NEW PLAN BENEFITS

                                                                NUMBER OF
                                                            UNDERLYING SHARES
                    NAME AND POSITION                      GRANTS OF OPTIONS(1)
                    -----------------                      --------------------
Richard D. Fairbank.......................................       411,453(2)
 Chairman and Chief Executive Officer
Nigel W. Morris...........................................       274,302(2)
 President and Chief Operating Officer
James P. Donehey..........................................        36,908(2)
 Senior Vice President and Chief Information Officer
John G. Finneran, Jr. ....................................        36,908(2)
 Senior Vice President, General Counsel and Corporate
 Secretary
James M. Zinn.............................................        30,117(2)
 Senior Vice President and Chief Financial Officer
All Executive Officers as a Group.........................       901,889(2)(3)
Non-Executive Officer Employee Group (73 individuals).....       465,232(4)

--------
(1) The exercise price of all these options is $48.75, the average of the high and low of the company's common stock on December 18, 1997, the date of grant. All of the options vest immediately upon a change of control that occurs on or before December 18, 2000.
(2) These options vest if the stock price reaches and remains at or above $84.00 for at least ten trading days in any 30 calendar-day period on or before December 18, 2000.
(3) Includes the 789,688 shares underlying the option grants to the Named Executive Officers listed above.
(4) 241,332 of these options will vest based on the stock performance vesting requirement described in footnote (2). The remaining 223,900 options will vest in full, regardless of the stock price, on December 18, 2000.

STOCK PRICE        On March 11, 1998, the closing price of the company's
                   common stock on the New York Stock Exchange was $74 3/16.

VOTE
                   The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to approve the proposed amendment to the Stock Incentive Plan.

                   The Board of Directors recommends that you vote "FOR" the amendment to the 1994 Stock Incentive Plan to increase by 3,250,000 shares the aggregate number of shares reserved for issuance under the plan.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

                          (ITEM 3 ON THE PROXY CARD)

  The Board of Directors, upon the recommendation of the Audit Committee, has selected the firm of Ernst & Young LLP as independent auditors for 1998. The Board is submitting this proposal to the vote of the stockholders in order to obtain their view on the Board's selection. If stockholders do not ratify the selection of Ernst & Young LLP, the Board of Directors will reconsider the selection of independent auditors.

  Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

  The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of Ernst & Young LLP as independent auditors for 1998.

  The Board recommends a vote "FOR" the ratification of Ernst & Young LLP as the independent auditors for 1998.

                                OTHER BUSINESS

  We know of no other business that will be presented for consideration at the annual meeting. If other matters are properly brought before the meeting, the persons named in the accompanying proxy card will vote such proxy at their discretion.

                         ANNUAL REPORT TO STOCKHOLDERS

  The Annual Report to Stockholders for the fiscal year ended December 31, 1997, including consolidated financial statements, is being furnished along with this proxy statement to stockholders of record on February 27, 1998. The Annual Report to Stockholders does not constitute a part of the proxy soliciting material. A copy of our Annual Report on Form 10-K, which is filed with the Securities and Exchange Commission, may be obtained at the meeting or by contacting our Investor Relations Department at the company's address on the front cover of this proxy statement.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  If you wish to present a stockholder proposal at the 1999 annual meeting and wish to have such proposal considered for inclusion in our 1999 proxy statement, you must send us the proposal, along with any supporting statement, to the Corporate Secretary, so that it is received at the address on the front cover of this proxy statement on or before November 18, 1998. All proposals must comply with applicable Securities and Exchange Commission regulations.

  Under our bylaws, if you wish to nominate directors for election, or present other business before the stockholders, you must give proper written notice of any such nomination or business to the Corporate Secretary not less than seventy nor more than ninety days prior to the first anniversary of the preceding year's annual meeting. If the annual meeting is not within thirty days before or seventy days after such anniversary date, you must send notice within ten days following any notice or publication of the meeting. Your notice must include certain information specified in our bylaws concerning the nomination or the business. A copy of our bylaws may be obtained from the Corporate Secretary at the company's address on the front cover of this proxy statement.

                                          By Order of the Board of Directors,

                                          LOGO
                                          John G. Finneran, Jr.
                                          Corporate Secretary

March 13, 1998

                                  APPENDIX I

SUMMARY DESCRIPTION OF THE STOCK INCENTIVE PLAN

  The Stock Incentive Plan currently authorizes the issuance of up to 7,370,880 shares of common stock. The plan is administered by the Compensation Committee of the Board of Directors. Executive officers (including the Named Executive Officers) and all other company employees are eligible to participate in the plan. The Stock Incentive Plan is intended to provide a means for employees to increase their personal financial interest in the company, thereby stimulating the efforts of these employees and strengthening their desire to remain with the company. The Stock Incentive Plan terminates on October 27, 2004, unless sooner terminated by the Board of Directors.

  The Board of Directors may amend the Stock Incentive Plan in such respects as it deems advisable; provided that, if and to the extent required by the Internal Revenue Code, the stockholders of Capital One must approve any amendment that would (i) materially increase the benefits accruing to participants under the plan, (ii) materially increase the number of shares of common stock that may be issued under the plan, or (iii) materially expand the class of persons eligible for participation in the plan.

  STOCK OPTIONS. Options to purchase shares of common stock granted under the Stock Incentive Plan may be incentive stock options that qualify for favorable income tax treatment or nonstatutory stock options. The purchase price of common stock covered by an option may not be less than 100% (or, in the case of an incentive stock option granted to a 10% stockholder, 110%) of the fair market value of the common stock on the date of the option grant. The value of incentive stock options, based on the exercise price, which can be exercisable for the first time in any calendar year under the Stock Incentive Plan or any other similar plan maintained by the company is limited to $100,000.

  Options may only be exercised at such times as may be specified by the Compensation Committee in the optionee's stock option agreement. Generally, an incentive stock option shall not be exercisable after the first to occur of
(i) ten years (or, in the case of an incentive stock option granted to a 10% stockholder, five years) from the date on which the incentive stock option was granted, (ii) three months from the optionee's termination of employment for reasons other than death or disability, or (iii) one year from the optionee's termination of employment on account of death or disability. The Committee may grant options with more liberal exercise provisions provided that the optionee must consent to the exercise provisions if such provisions would cause the incentive stock option to lose its favorable tax treatment. The Committee also may grant options with a provision that an option not otherwise exercisable will vest upon a change of control, and/or that restrictions on stock options will lapse, upon a change of control.

  If the option so provides, an optionee exercising an option may pay the purchase price in cash; by delivering shares of common stock which were held by the optionee for at least six months; by delivering a promissory note; by delivering an exercise notice together with irrevocable instructions to a broker to promptly deliver to the company the amount of sale or loan proceeds from the option shares to pay the exercise price or by such other methods of exercise as may be approved by the Committee from time to time. The Committee may, in its discretion, provide that an employee who exercises an option by delivering already-owned shares of common stock will automatically be granted a new option in an amount equal to the number of shares delivered to exercise the option with an exercise price equal to the fair market value of the common stock on the date of delivery (a "reload option"). The Committee may, in its discretion, include a reload option in an option when granted or amend an outstanding option to grant a reload option.

  STOCK APPRECIATION RIGHTS. The Compensation Committee may award stock appreciation rights with an incentive or nonstatutory stock option, or the Committee may subsequently award and attach stock appreciation rights to a previously awarded nonstatutory stock option, and impose such conditions upon their exercise as it deems appropriate. When the stock appreciation right is exercisable, the holder may surrender all or a portion of his unexercised stock appreciation right and receive in exchange an amount equal to the excess of (i) the fair market value on the date of exercise of the common stock covered by the surrendered portion of the stock appreciation right over (ii) the exercise price of the common stock under the related option. The Committee may limit the amount that can be received when a stock appreciation right is exercised. When a stock appreciation right is exercised, the underlying option, to the extent surrendered, will no longer be exercisable. Similarly, when an option is exercised, any stock appreciation rights attached to the option will no longer be exercisable. The company's obligation arising upon the exercise of a stock appreciation right may be paid in common stock or in cash, or in any combination of the two, as the Committee may determine.

  Stock appreciation rights may be exercised only when the underlying option is exercisable. There are further limitations on when an officer or director may exercise a stock appreciation right. In particular, such persons may not exercise stock appreciation rights within the first six months after they are granted and must generally exercise the rights in brief window periods following quarterly earnings releases.

  RESTRICTED STOCK. Restricted stock issued pursuant to the Stock Incentive Plan is subject to the following general restrictions: (i) none of such shares may be sold, transferred, pledged, or otherwise encumbered or disposed of until the restrictions on such shares shall have lapsed or been removed under the provisions of the plan, and (ii) if a holder of restricted stock ceases to be employed by the company, such holder will forfeit any shares of restricted stock on which the restrictions have not lapsed or been otherwise removed.

  The Committee establishes as to each share of restricted stock issued under the Stock Incentive Plan the terms and conditions upon which the restrictions on such shares shall lapse. Such terms and conditions may include, without limitation, the lapsing of such restrictions at the end of a specified period of time, the meeting of performance goals, or as a result of the disability, death or retirement of the recipient or a change of control. In addition, the Committee may at any time, in its sole discretion, accelerate the time at which any or all restrictions will lapse or remove any and all such restrictions. The Committee may also provide that all restrictions will lapse upon a change of control.

  INCENTIVE STOCK. The Committee may establish performance programs with fixed goals and designate key employees as eligible to receive incentive stock if the goals are achieved. Incentive stock will only be issued in accordance with the program established by the Committee. More than one performance program may be established by the Committee and such programs may operate concurrently or for varied periods of time and a participant may participate in more than one program at the same time. A participant who is eligible to receive incentive stock has no rights as a stockholder until incentive shares are received.

  TERMINATION/ADJUSTMENTS/TRANSFERABILITY. If a stock option is cancelled, terminates or lapses, any unissued shares allocable to such stock option may be subjected again to an award. Similarly, if shares of restricted stock are returned to, cancelled or otherwise reacquired by the company, such shares may again be subjected to an award under the Stock Incentive Plan. Adjustments will be made in the number of shares that may be issued under the Stock Incentive Plan in the event of a future stock dividend, stock split or similar pro rata change in the number of outstanding shares of common stock or the future creation or issuance to stockholders generally of rights, options or warrants for the purchase of common stock or preferred stock. Generally, any award under the Stock Incentive Plan may not be sold, transferred, pledged, or otherwise disposed of, other than by will or by the laws of descent and distribution, and all rights granted to a participant under the Stock Incentive Plan shall be exercisable during his lifetime only by such participant, or his guardians or legal representatives. However, the Committee, in its discretion, may provide that all or a portion of a stock option (other than incentive stock options) and stock appreciation rights may be granted upon such terms that permit the transfer of such awards in the form and manner determined by the Committee. Upon the death of a participant, his personal representative or beneficiary may exercise his rights to the extent permitted under the terms of the Stock Incentive Plan and the award granted under the Stock Incentive Plan.

  FEDERAL INCOME TAX CONSEQUENCES. Generally federal income tax is not incurred when an employee is granted a nonstatutory stock option or an incentive stock option or when the employee is granted restricted stock. An employee will be subject to federal income tax on the award of restricted stock when the restrictions imposed lapse or the stock becomes transferable, unless the employee makes a Section 83(b) election to have the grant taxed as compensation income at fair market value on the date of grant, with the result that any future appreciation (or depreciation) in the value of the stock subject to the grant will be taxed as capital gain (or loss) at the time the stock is sold. An employee who is eligible to receive incentive stock if performance goals are met will not incur federal income tax until the incentive stock is received.

  Upon exercise of a nonstatutory stock option or a stock appreciation right, an employee generally will recognize compensation income, which is subject to income tax withholding by the company, equal to the difference between the fair market value of the common stock on the date of the exercise and the purchase price. An employee who has received shares of restricted stock will include in his gross income as compensation income an amount equal to the fair market value of the shares of restricted stock at the time the restrictions lapse or the stock becomes transferable. An employee who receives shares of incentive stock will include in his gross income as compensation income an amount equal to the fair market value of the shares of incentive stock on the date of transfer to the employee. Generally, such amounts will be included in income in the tax year in which such event occurs, but special tax rules may apply in the case of a director or officer that would defer recognition of income until the restricted stock or incentive stock could be sold by such person without incurring a liability under Section 16 of the Securities Exchange Act. The compensation income recognized by the employee will be subject to income tax withholding by the company.

  When an employee exercises an incentive stock option, he generally will not recognize income subject to tax, unless the employee is subject to the alternative minimum tax.

  An employee may deliver shares of common stock instead of cash to acquire shares under an incentive stock option or nonstatutory stock option, without having to recognize taxable gain (except in some cases with respect to "statutory option stock") on any appreciation in value of the shares delivered. However, if an employee delivers shares of "statutory option stock" in satisfaction of all, or any part, of the exercise price under an incentive stock option, and if the applicable holding periods for the "statutory option stock" have not been met, he will be considered to have made a taxable disposition of the "statutory option stock". "Statutory option stock" is stock acquired upon the exercise of incentive stock options.

  Assuming that the recipient's compensation is otherwise reasonable and that the new statutory limitations on compensation deductions by publicly held companies (as discussed below) imposed by Section 162(m) of the Internal Revenue Code do not apply, the company usually will be entitled to a business expense deduction at the time and in the amount that the recipient of an incentive award recognizes ordinary compensation income in connection therewith. As stated above, this usually occurs upon exercise of nonstatutory options and stock appreciation rights or when restrictions imposed upon restricted stock lapse or upon the receipt of incentive stock. Generally, in these instances the deduction is contingent upon the company meeting tax reporting requirements with respect to employees; however, the tax laws referred to above now impose a $1 million limitation on the amount of the annual compensation deduction allowable to a publicly-held company in respect of each of its chief executive officer and its four most highly paid executive officers other than the chief executive officer. An exception is provided for certain performance-based compensation if statutory provisions pertaining to stockholder approval (and related disclosure) and outside director requirements are satisfied.

  The Stock Incentive Plan is designed to comply with the statutory provisions so that compensation income recognized upon the exercise of a nonstatutory option or a stock appreciation right will be performance-based.

  No deduction is allowed in connection with an incentive stock option, unless the employee disposes of common stock received upon exercise in violation of the holding period requirements.

  This summary of federal income tax consequences of nonstatutory stock options, incentive stock options, stock appreciation rights, restricted stock and incentive stock does not purport to be complete. There may also be state and local income taxes applicable to these transactions. The plan document for the Stock Incentive Plan, as amended, is incorporated by reference to Exhibit
10.9 of the Capital One Financial Corporation Form 10-K for the year ended December 31, 1996.

REVOCABLE PROXY

                       CAPITAL ONE FINANCIAL CORPORATION

                Annual Meeting of Stockholders--April 23, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY

     The undersigned hereby appoints Richard D. Fairbank and John G. Finneran, Jr., and either of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Capital One Financial Corporation, a Delaware corporation (the "Corporation"), held of record by the undersigned on February 27, 1998, at the Annual Meeting of Stockholders to be held April 23, 1998, and at any adjournment thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THIS PROXY WILL BE VOTED "FOR" ALL PORTIONS OF ITEMS (1), (2) AND (3), AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

     The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

                  Nominees for the Election of Directors are:

                   1. W. Ronald Dietz    2. Nigel W. Morris

            (Continued and to be dated and signed on reverse side)
--------------------------------------------------------------------------------
   Fold and Detach Here If You Are Returning Your Proxy Solicitation/Voting Instruction Card By Mail

[X] Please mark your                                                       2539
    votes as in this
    example.

--------------------------------------------------------------------------------
 Directors recommend a vote FOR Items 1, 2 and 3.
--------------------------------------------------------------------------------
                                                           WITHHOLD
                                          FOR              AUTHORITY
1. Election of Directors                  [_]                 [_]
(All nominees listed on reverse side.)
To withhold authority to vote for any individual nominee, write such nominee's name in the space provided below.

------------------------------------------------------------

                                           FOR           AGAINST       ABSTAIN
2. Approval of Amendment to the 1994       [_]             [_]           [_]
   Stock Incentive Plan.
                                           FOR           AGAINST       ABSTAIN
3. Ratification of the selection of        [_]             [_]           [_]
   Ernst & Young LLP as independent
   auditors of the Corporation for
   1998.

4. In their discretion the proxies are
   authorized to vote upon such other
   matters as may come before the
   meeting or any adjournment thereof.
--------------------------------------------------------------------------------

All as more particularly described in the Corporation's Proxy Statement for the Annual Meeting of Stockholders to be held on April 23, 1998, receipt of which is hereby acknowledged.

Please date this Proxy Card and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, this Proxy Card should be signed by a duly authorized officer indicating such officer's authority. If executed by a partnership, please sign in partnership name by authorized persons indicating such authority.




SIGNATURE (S)                                                DATE
             -----------------------------------------            -----------



   Fold And Detach Here If You Are Returning Your Proxy Solicitation/Voting
                           Instruction Card By Mail


                       CAPITAL ONE FINANCIAL CORPORATION
                                Annual Meeting
                                of Stockholders
                           Thursday, April 23, 1998
                                  10:00 a.m.
                         Fairview Park Marriott Hotel
                           3111 Fairview Park Drive
                          Falls Church, VA 22042-4525

You may vote by telephone. Voting by telephone will eliminate the need to mail voted cards. To vote by phone please follow the steps below:

     1)  Have this card and your social security number available.

     2)  Using a touch-tone telephone, dial 1-800-OK2-VOTE (1-800-652-8683)

The telephone voting system preserves the confidentiality of your vote and will confirm your voting instructions with you during the call. You may also change your selections on any or all of the proposals to be voted.

              YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.
--------------------------------------------------------------------------------